EXHIBIT 5(b)(ii)
                           HARRIS INSIGHT FUNDS TRUST
                           60 STATE STREET, SUITE 1300
                                BOSTON, MA 02109


                                                                January 21, 1997
Harris Investment Management, Inc.
190 South LaSalle Street
Chicago, Illinois  60603

To Whom It May Concern:

         Reference is made to the Portfolio Management Agreement on behalf of Harris Insight Funds Trust (the "Trust") between Harris Trust and Savings Bank and Harris Investment Management, Inc. dated February 23, 1996 (the "Agreement").

         Pursuant to Section 1 entitled "Appointment of Subadviser," this writing is to provide notice of the addition of a new series, Harris Insight Small-Cap Value Fund ("Small-Cap Value Fund") under the Trust. Small-Cap Value Fund is to be considered a Fund under the Agreement and shall be subject to the terms set forth thereunder unless otherwise provided herein. For services to be rendered and all expenses to be assumed and to be paid by the Adviser, the Adviser shall pay to the Portfolio Management Agent a fee, computed and accrued daily and payable on the first business day of each month, at the annual rate considered separately on a portfolio basis of 0.80% of the average daily net assets of Small-Cap Value Fund.

         The Trust requests that you act as Portfolio Management Agent with respect to Small-Cap Value Fund while continuing to act as Portfolio Management Agent with respect to the Funds named in the Agreement.

         If the foregoing is in accordance with your understanding, please so indicate by signing and returning to us the enclosed copy hereof.

                                                      Sincerely,

                                                      Harris Insight Funds Trust

                                                      --------------------------
                                                      Richard W. Ingram
                                                      President
Accepted:   Harris Investment Management, Inc.

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            By: